Exhibit 3.8

DEAN HELLER Secretary of state RENEE L. PARKER Chief Deputy Secretary of State PAMELA RUCKEL Deputy Secretary for Southern Nevada	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE	CHARLES E. MOORE Securities Administrator SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings ELLICK HSU Deputy Secretary for Elections

Filing Acknowledgement
August 14, 2006

Job Number C20060814-0984	Corporation Number C11752-1991

Filing Description	Document Filing Number	Date/Time of Filing

Designation	20060517059-85	August 14, 2006 10:30:35 AM

Corporation Name	Resident Agent
TRANSCONTINENTAL REALTY	CORPORATION TRUST COMPANY OF
INVESTORS, INC.	NEVADA
The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

DEAN HELLER
Secretary of State
Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138
EXHIBIT 3.8

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: Secretary of state.biz

Entity #
C11752-1991
Document Number:
20060517059-85

Certificate of Designation (PURSUANT TO NRS 78.1955)	Date filed: 8/14/2006 10:30:35 AM In the Office of /s/ Dean Heller

Dean Heller
Secretary of State

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)
1.	Name of corporation:

Transcontinental Realty Investors, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

The Board of Directors hereby amends the Articles of Incorporation to provide for the issuance of one single series of Preferred Stock consisting of the number of shares in Rich Series D Cumulative Preferred Stock as set forth below, and, subject to the provisions of Article FOURTH of the Articles of Incorporation, as amended, of Transcontinental Realty Investors, Inc. (the “Corporation”), hereby fixes and determines with respect to such series the following designations, preferences and relative participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof as set forth on Attachment “A” attached hereto and incorporated herein.

Continued on Attachment “A.”

3.	Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

4.	Officer Signature:	/s/ Louis J. Corna

Filing Fee: $175.00
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.

ATTACHMENT “A”
TO CERTIFICATE OF DESIGNATION OF
TRANSCONTINENTAL REALTY INVESTORS, INC.
     1. Designation. The distinctive designation of such series shall be the Series D Cumulative Preferred Stock and each Share of the Series D Cumulative Preferred Stock shall have a par value of S0.01 per Share and a preference on liquidation as provided in Paragraph 6 below. The Series D Cumulative Preferred Stock is sometimes referred to herein as the “Series D Preferred Stock.”
     2. Number of Shares. The number of Shares which shall constitute the Series D Preferred Stock shall be such number as may actually be issued by the Corporation, not to exceed a maximum of 100,000 Shares, which number may be decreased (but not below the number then outstanding), from time to time by the Board of Directors, subject to the provisions hereof. All Shares of Series D Preferred Stock which are issued shall be fully paid and non-assessable, and the Corporation shall not be entitled to require, levy or collect assessments thereon after issuance.
     3. Dividends and Dividend Rate. Holders of record on the fifteenth day of each September of each year of Shares of the Series D Preferred Stock shall be entitled to receive dividends, and the Corporation shall pay such dividends as declared by the Board of Directors, to the extent permitted under the Nevada General Corporation Law, due quarterly on each March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2006 (each a “Dividend Reference Date” and, collectively, the “Dividend Reference Dates”), in preference to and with priority over dividends upon all “Junior Securities” (as defined in Paragraph 6 below). Except as otherwise provided herein, dividends on each Share of Series D Preferred Stock (a “Share”) will accrue (but not compound) cumulatively on a daily basis in an amount per Share (rounded to the next-highest cent) equal to (i) 7% per annum during the period from issuance to September 30, 2007, (ii) 7.5% per annum from October 1, 2007 to September 30, 2008, (iii) 8% per annum from October 1, 2008 to September 30,2009, (iv) 8.5% during the period from October 1, 2009 to September 30, 2010, and (v) 9% per aumum from and after October 1, 2010 and thereafter, such dividends being computed on the “Liquidation Value” (as defined in Paragraph 6 below) to and including the date on which the “Redemption Price” (as defined in Paragraph 4 below) of such Share is paid. All such dividends shall accrue and fall due on each Dividend Reference Date, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends, subject only to the limitations imposed by the Nevada General Corporation Law as in effect and applicable from time to time, and for this purpose the Board of Directors of the Corporation shall make and shall be deemed to have made all reasonable findings of fact, consistent with their fiduciary obligations, in support and in favor of making funds available under the Nevada General Corporation Law. Any dividend that is for any reason not paid in full on its respective Dividend Reference Date shall cumulate and remain in arrears until paid. For purposes of this Paragraph 3, the date on which the Corporation initially issues any Share is its date of issuance, regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share (whether by reason of transfer of such

ATTACHMENT A — PREFERRED STOCK DESIGNATIONS	PAGE A-l

Share or for any other reason). Notwithstanding any other requirement of this paragraph, unless the holder of any Share of the Series D Preferred Stock requests of the Corporation payment of dividends in a form other than cash, and the Corporation agrees to such request, any and all dividends on the Series D Preferred Stock shall be satisfied by payment of cash. So long as any Shares of Series D Preferred Stock are outstanding, the Corporation will not declare or pay any dividends on Junior Securities (other than dividends in respect of Common Stock payable in shares of Common Stock) or make, directly or indirectly, any other “distribution” (as that term is defined in current Section 78.288 of the Nevada Revised Statutes [“NRS”]) of any sort in respect of Junior Securities, or any payment on account of the purchase or other acquisition of the Junior Securities, unless on the date of such declaration is the case of a dividend, or on such date of distribution or payment in the case of such distribution or other payment, (a) all dividends on the Series D Preferred Stock for all past quarterly dividend periods have been paid in full and the full dividends for the then current quarterly period shall have been paid or declared and a cash sum sufficient for the payment thereof set apart in trust for the benefit of the holders of the Series D Preferred Stock; and (b) after giving effect to such payment of dividends, other distributions, purchase or redemption, the aggregate capital of the Corporation applicable to all capital stock of the Corporation then outstanding, plus the earned and capital surplus of the Corporation shall exceed the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Corporation on all Shares of the Series D Preferred Stock and all stock ranking prior to or on a parity with the Series D Preferred Stock as to dividends or assets outstanding after the payment of such dividends, other distributions, purchase or redemption; and (c) the Corporation shall not be in arrears on any obligation to redeem the Series D Preferred Stock. Dividends shall not be paid or declared and set apart for payment on any series of the Corporation’s Preferred Stock for any dividend period unless dividends have been or are contemporaneously paid and declared and a cash sum set apart in trust for payment of dividends accrued on the Series D Preferred Stock for all dividend periods terminating on the same or earlier date. All dividends on all series of the Corporation’s Preferred Stock shall be paid on a pro rata basis if for any reason the Corporation is prevented from paying the full amount of all such dividends. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series D Preferred Stock, such payment will be distributed ratably among the then holders of Series D Preferred Stock so that a pro rata equal amount is paid with respect to each outstanding Share. If the Corporation makes or declares and pays any dividends or distribution on the Series D Preferred Stock on a date other than a Dividend Reference Date, such payment shall be applied in direct order of cumulation of dividends (i.e., first credited against any unpaid past quarterly dividends with any surplus credited against the next succeeding dividend accrual).
     4. Optional Redemption. The Corporation may, at any time after the date of issuance thereof and from time to time thereafter, at the election of the Board of Directors of the Corporation redeem any or all of the Series D Preferred Stock then outstanding by written notice given not less than twenty (20) nor more than sixty (60) days before the date fixed for redemption (the “Redemption Date”). If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, addressed to the holder(s) of Shares of Series D Preferred Stock at his or her or its address as it appears on the stock transfer records of the Corporation. The “Redemption Price” (herein so called) of the Series D Preferred Stock shall be an amount equal to (a) $100 per Share, plus (b) the amount of all accrued but unpaid dividends thereon to the Redemption Date, which shall include all cumulative dividends in

ATTACHMENT A—PREFERRED STOCK DESIGNATIONS	PAGE A-2

arrears and also the proportionate part of the dividend accrued since the last Dividend Reference Date preceding the Redemption Date, such dividends to be payable whether or not earned or declared, but without interest. Notice of redemption shall set forth (a) the Shares to be so redeemed, (b) the date fixed for redemption, (c) the applicable Redemption Price, and (d) the place at which the holder(s) may obtain payment of the applicable Redemption Price upon surrender of the Share certificate(s). On issuance of a notice of redemption, the Corporation shall be unconditionally obligated to repurchase the Series D Preferred Stock covered by such notice at the Redemption Price on the Redemption Date, after surrender by the holder to the Corporation of any certificates evidencing such Series D Preferred Stock. If less than all Shares of Series D Preferred Stock at any time outstanding shall be called for redemption, such Shares shall be redeemed pro rata. If notice of redemption shall have been mailed, on or before the Redemption Date, the Corporation may provide for payment of a sum sufficient to redeem the applicable number of Series D Preferred Stock called for redemption by depositing such sum in a bank or trust company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $10,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted by the Articles of Incorporation, as amended, or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the Share(s) of Series D Preferred Stock so called for redemption and, in either event, from and after the Redemption Date (A) the Share(s) of Series D Preferred Stock deemed to be redeemed, (B) such deposit shall be deemed to constitute full payment for such Share(s), (C) such Share(s) so redeemed shall no longer be deemed to be outstanding, (D) the holder(s) thereof shall cease to be a stockholder of the Corporation with respect to such Share(s), and (E) such holder(s) shall have no rights with respect thereto except the right to receive their proportionate share of the funds set aside pursuant hereto or deposited upon surrender of their respective certificates. Any interest on the funds so deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the extent any funds so deposited that shall not be required for the redemption of any Shares of Series D Preferred Stock because of any prior sale or purchase by the Corporation other than through the redemption process, subsequent to the date of deposit but prior to the Redemption Date, shall be repaid to the Corporation forthwith, and any balance of the funds so deposited and unclaimed by the holder(s) of any Shares of Series D Preferred Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefore. After any such repayment, the holder(s) of the Share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. In addition to the redemption under this Paragraph 4, the Corporation may redeem or repurchase Shares of the Series D Preferred Stock (i) from any holder(s) thereof who consents in writing to such redemption, Preferred Stock (i) from any holder(s) thereof who consents in writing to such redemption, (ii) pursuant to any offer by the Corporation to purchase or acquire share(s) from holders of less than one hundred (100) total shares (i.e., an “odd lot” or “99 or less” offer), or (iii) open market or negotiated purchases, and in each of clauses (i), (ii) and/or (iii), the provisions of this paragraph 4 will not apply to any such consented redemption. All Shares of Series D Preferred Stock redeemed shall be cancelled and retired and no Shares shall be issued in place thereof, but such Shares shall be restored to the status of authorized but unissued Shares of Series D Preferred Stock.

ATTACHMENT A — PREFERRED STOCK DESIGNATIONS	PAGE A-3

     5. Sinking Fund and Mandatory Redemption. The Corporation shall not be required to maintain any so-called “Sinking Fund” for the retirement on any basis of the Series D Preferred Stock. Notwithstanding the lack of any requirement to maintain any “Sinking Fund,” the Corporation shall, at any time following September 30, 2011, upon the written request of any holder of the Series D Preferred Stock, redeem on a mandatory basis all (but not less than all) of the Series D Preferred Stock then held by such holder. The Corporation shall effect such redemption at the Redemption Price within thirty (30) calender days after the date of receipt by the Corporation of written notice from the holder thereof. The holder may at its option request a delay of the effectiveness of redemption by specifying any date not less than thirty (30) calendar days after receipt by the Corporation of such written notice and not more than ninety (90) calendar days after receipt by the Corporation of such written notice, and the Corporation shall effect the redemption when and as requested by the holder Whether mailed, personally delivered or delivered by electronic transmission, such written notice from the holder shall only be effective upon receipt by the Corporation. Such written notice shall set forth (a) the Share(s) to be so redeemed, (b) the date preferred for redemption by the holder thereof, (c) the Redemption Price, and (d) the place at which the holder(s) desires to receive payment of the applicable Redemption Price upon surrender of the certificate(s). A holder may not request less than all shares of Series D Preferred Stock held by such holder to be mandatorily redeemed unless the Corporation consents in writing thereto. In the event that the Corporation does not have adequate equity accounts to effect the mandatory redemption required hereunder, the Corporation shall redeem such of the Series D Preferred Stock as it is able to redeem on a pro rata basis as among those holders who have requested redemption to date. For this purpose the Board of Directors of the Corporation shall make and shall be deemed to have made all reasonable findings of fact, consistent with their fiduciary obligations, in support and in favor of making funds available under the Nevada General Corporation Law for such redemption. In the event that the Corporation has received a written notice of mandatory redemption from any holder of Series D Preferred Stock as required, and the Corporation does not fulfill its obligations by so redeeming such Shares, the affected holder shall have the contractual as well as the equitable right to require such redemption, and actions shall lie in contract for sums as well as in mandamus and similar actions. In the event that the Corporation avails itself of a formal proceeding under Title 11 United States Code, such holder shall, to the extent permitted by applicable law, be entitled to treatment as a general unsecured creditor in any such proceeding as to the amount of the Redemption Price. If the Corporation shall be at any time be unable to or refuse to redeem Shares as to which one or more holders have exercised their rights under this Paragraph 5, the Corporation will not declare or pay any dividends on Junior Securities (other than dividends in respect of Common Stock payable in shares of Common Stock) or make, directly or indirectly, any other “distribution” (as that term is defined in current Section 78.288 of the Nevada Revised Statutes [“NRS”]) of any sort in respect of Junior Securities, or any payment on account of the purchase or other acquisition of the Junior Securities.
     6. Rights on Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of Shares of the Series D Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any “Junior Securities” (defined to be and mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue other than, the Preferred Stock authorized

ATTACHMENT A — PREFERRED STOCK DESIGNATIONS	PAGE A-4

under the Corporation’s Articles of Incorporation), to receive a liquidation preference in an amount in cash equal to the aggregate Liquidation Value of all Shares of Series D Preferred Stock then outstanding, whether any such liquidation, dissolution or winding up is voluntary or involuntary and the holders of the Series D Preferred Stock shall not be entitled to any other or further distributions of assets. The term “Liquidation Value” shall be and mean, as of any particular date, an amount per Share of Series D Preferred Stock equal to the Redemption Price if such Share were so redeemed in accordance with the provisions of Paragraph 5 above, provided that accrued dividends shall be calculated through the date fixed by the Corporation for payment of liquidation proceeds to the holders of such Shares, which shall be the date that the Corporation reasonably expects that such funds will be remitted to holders. In the event that the Corporation (or its agent for this purpose) does not for any reason remit payment of the Liquidation Value to the holders of the Shares by the date fifteen (15) days after the date so fixed for payment, then the Corporation must in order to satisfy the superior rights of the holders of Shares remit all additional dividends that will accrue on the Series D Preferred Stock through the date that liquidation proceeds will actually be remitted to the holders of such Shares. If, upon any dissolution, liquidation or winding-up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Preferred Stock of the amounts to which they respectively shall be entitled, then the assets of the Corporation remaining after the payment of creditors shall be distributed to such holders ratably among them based upon the amounts payable on the shares of each such series of Preferred Stock in the event of voluntary or involuntary dissolution, liquidation or winding-up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding-up of the Corporation, after the holders of Preferred Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to the holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding-up, not less than twenty (20) or more than fifty (50) days prior to the payment date stated therein to each record holder of Series D Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor a reduction of the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Preferred Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Paragraph 6.
     7. Ranking. As to dividends and upon liquidation, dissolution or winding up, the Series D Preferred Stock shall rank on a parity with all other shares of Preferred Stock issued by the Corporation. As long as any Shares of the Series D Preferred Stock are issued and outstanding, the Corporation shall not authorize or issue any shares of Preferred Stock of any series that have rights superior to those of the Series D Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation; provided that the Corporation may do so with the prior written consent of the holders of a majority of such Shares of Series D Preferred Stock then outstanding, voting separately as a class.
     8. Voting Rights and Powers. The holders of Shares of Series D Preferred Stock shall have only the following voting rights:

ATTACHMENT A — PREFERRED STOCK DESIGNATIONS	PAGE A-5

     (a) Except as may otherwise be specifically required by law under the Nevada General Corporation Law or otherwise provided herein, the holders of the Shares of Series D Preferred Stock shall not have the right to vote such stock, directly or indirectly, at any meeting of the stockholders of the Corporation, and such Shares of stock shall not be counted in determining the total number of outstanding Shares to constitute a quorum at any meeting of stockholders.
     (b) In the event that, under the circumstances, the holders of the Series D Preferred Stock are required by law to vote upon any matter, the approval of such series shall be deemed to have been obtained only upon the affirmative vote of the holders of a majority of the Shares of Series D Preferred Stock then outstanding.
     (c) Except as expressly set forth herein, or as otherwise provided in the Articles of Incorporation, as amended, or by law, the holders of the Series D Preferred Stock shall have no voting rights, and their consent shall not be required for the taking of any corporate action.
     (d) The consent of the holders of at least a majority-in-interest of the Series D Preferred Stock at the time outstanding, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose at which the Series D Preferred Stock shall vote separately as a class, shall be necessary for the Corporation to effect or validate any one or more of the following:
     (i) The creation or authorization of any additional class of stock ranking prior to the Series D Preferred Stock in any respect or having rights superior to those of the Series D Preferred Stock in any respect, or the creation or authorization of any obligation or security convertible into shares of stock of any class ranking prior to or having rights superior to the Series D Preferred Stock in any respect; or
     (ii) The amendment, alteration, restatement or repeal of any of the provisions of the Articles of Incorporation, as amended, or of the Bylaws of the Corporation, which amendment, alteration, restatement or repeal adversely affects the rights or preferences of the Series D Preferred Stock or of the holders thereof, provided, however, for the purposes of this subdivision, an amendment to the Articles of Incorporation increasing the authorized number of shares of any class of stock, or creating or authorizing shares of Junior Securities shall not be deemed to affect adversely the rights or preferences of the Series D Preferred Stock or the holders thereof by reason of the rights of such additional shares to vote with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the shareholders of the Corporation, so long as such additional shares are not entitled to vote with the Series D Preferred Stock when such Series D Preferred Stock is entitled to vote as a class.
     9. No Conversion Rights. The Series D Preferred Stock may not be converted into

ATTACHMENT A — PREFERRED STOCK DESIGNATIONS	PAGE A-6

any other securities of the Corporation by the sole action of the holder thereof.
     10. Limited Right to Elect One Director. If, and when, at any time, four consecutive quarterly dividends, in whole or in part, on the Series D Preferred Stock shall be in arrears, then the holders of the Shares of Series D Preferred Stock, voting separately as a class, shall be entitled, at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Shares of the Series D Preferred Stock called as hereinafter provided, to elect one (1) director and, except as otherwise provided in the Articles of Incorporation, as amended, the holders of shares of Common Stock and any other class of stock of the Corporation, to the extent it shall have the right to vote, shall be entitled to elect all remaining members of the Board of Directors, but the holders of Common Stock and any other class of stock of the Corporation shall not be entitled to vote in the election of the director of the Corporation so to be elected by the holders of Shares of Series D Preferred Stock. Such right of the holders of Shares of Series D Preferred Stock to elect one (1) director may be exercised until dividends in default on the outstanding Shares of Series D Preferred Stock have been paid in full or funds sufficient therefor set aside in cash in trust for the holders of the Series D Preferred Stock, and when so paid or provided for, then the right of the holders of Shares of Series D Preferred Stock to elect such director shall cease, but subject always to the same provisions for the vesting of such voting rights in the case of any such future dividend default or defaults, subject to and in accordance with the following:
     (a) At any time after such voting power shall have vested in the holders of the outstanding Shares of Series D Preferred Stock, the Secretary of the Corporation may, and upon the written request of holders of record of 25% or more of the Shares of Series D Preferred Stock then outstanding addressed to him at the principal office of the Corporation, shall call a special meeting of the holders of Shares of Series D Preferred Stock for the election of the director to be elected by them as herein provided, to be held within sixty (60) days after delivery of such request and at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders. No such special meeting and no adjournment thereof shall be held on a date less than 30 days before the annual meeting of stockholders or special meeting held in place thereof next succeeding the time when the holders of the Series D Preferred Stock become entitled to elect one (1) director as above provided. If at any annual or special meeting or any adjournment thereof the holders of at least a majority of the Shares of Series D Preferred Stock then outstanding shall be present or represented by proxy then, by vote of the holders of at least a majority of the Shares of Series D Preferred Stock present or so represented at such meeting, the authorized number of directors of the Corporation shall be increased by one (1) and the holders of Shares of Series D Preferred Stock shall be entitled to elect the additional director so provided for.
     (b) The director so elected shall serve until the next annual meeting or until his successor shall be elected and shall qualify; provided, however, that whenever the holders of Shares of Series D Preferred Stock shall be divested of voting power as above

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provided, the term of office of the person elected as director by the holders of Shares of Series D Preferred Stock as a class shall forthwith terminate and the number of the Board of Directors of the Corporation shall be reduced accordingly.
     (c) If, during any interval between any special meeting of the holders of Shares of Series D Preferred Stock for the election of one (1) director to be elected by them as provided in the preceding paragraph and the next ensuing annual meeting of stockholders, or between annual meetings of stockholders for the election of directors and while the holders of Shares of Series D Preferred Stock shall be entitled to elect one (1) director, the director so elected by the holders of Shares of Series D Preferred Stock shall resign or die, a majority of the directors then in office though less than a quorum shall designate the successor to fill the vacancy thereby created; provided, however, that if a successor shall not be designated to fill the vacancy created by the resignation or death of the director elected by the holders of Shares of Series D Preferred Stock as hereinabove provided, within forty (40) days after the creation of such vacancy the Secretary of the Corporation shall call a special meeting of the holders of Shares of Series D Preferred Stock and such vacancy shall be filled at such special meeting as hereinabove provided. Any director elected by the holders of the Shares of Series D Preferred Stock or designated to fill a vacancy may be removed from office only by the vote of the holders of a majority of the outstanding Shares of Series D Preferred Stock at a special meeting of the holders of Shares of Series D Preferred Stock called for the purpose of removing such director. Upon the written request of holders of 25% or more of the Shares of Series D Preferred Stock then outstanding addressed to him at the principal office of the Corporation, the Secretary shall, within ten (10) calendar days after delivery to him of such request, call a special meeting of the holders of Shares of Series D Preferred Stock for such purpose to be held within sixty (60) days after delivery of such request; provided, however, that the Secretary shall not be required to call a special meeting in the case of any request received less than 120 calendar days before the date fixed for the next ensuing annual meeting of stockholders. The holders of Shares of Series D Preferred Stock voting separately as a class shall be entitled to fill any vacancy created by the removal of the director at any meeting at which such removal shall have been approved or if such vacancy is not so filled, it may be filled as provided above.
     (d) Notwithstanding the preceding paragraphs, any action required or permitted to be taken at a meeting of the holders of the Shares of Series D Preferred Stock may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power of the Shares of Series D Preferred Stock. In no instance where action is authorized by written consent need a meeting of holders be called or notice given. Every such written consent shall bear the date of signature of each holder of Shares of Series D Preferred Stock, together with an indication of the number of Shares so held, and no such written consent shall be effective to take the action referred to therein unless within fifteen (15) calendar days of the earliest dated consent is delivered to the Corporation at the address of its principal executive office. Prompt notice of the taking of the corporate action without a meeting by less than a consent of all holders of Series D Preferred Stock shall be given to those holders of Series D Preferred Stock who have not executed such written consent

ATTACHMENT A — PREFERRED STOCK DESIGNATIONS	PAGE A-8

either by the Secretary of the Corporation by U.S. First Class Mail or by the holders of such number of Shares of Series D Preferred Stock represented by the executed consent.
     (e) Notwithstanding any other paragraph or provision of this Paragraph 10, if a notice has been given by the holders of more than fifty percent (50%) of the outstanding Shares of Series D Preferred Stock pursuant to Paragraph 5 above to require the Corporation to redeem such Shares, or any other right has been exercised by more than fifty percent (50%) of the outstanding Shares of Series D Preferred Stock to require the Corporation under any set of circumstances to purchase or acquire Shares of Series D Preferred Stock, the limited right to elect one director under this Paragraph 10 may not be exercised by the holders of the Series D Preferred Stock and the holders of the Series D Preferred Stock shall be divested of voting power as provided in this Paragraph 10. Likewise, if any such right has been exercised by the holders of more than fifty percent (50%) of the outstanding Shares of Series D Preferred Stock, or if the Corporation has set aside in trust for the benefits of the holders of the Preferred Stock cash sufficient to pay for all then accrued dividends on and all requested redemptions of the Series D Preferred Stock, the term of office of any person previously elected as a director by the holders of Shares of Series D Preferred Stock as a class shall forthwith terminate.
     11. Reacquired Shares. Any Shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Shares shall, upon cancellation, become authorized but unissued shares of Preferred Stock and may be re-issued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation, as amended, or as otherwise required by law.
     12. Fractional Shares. The Series D Preferred Stock may not be issued in fractions of Shares which would entitle the holder, in proportion to such holder’s fractional Shares to exercise voting rights, receive dividends or participate in distributions or have the benefit of any other rights of the holders of Series D Preferred Stock. No fractional Shares of Series D Preferred Stock shall be issued by the Corporation.
     13. Notice .Any notice or request made to the Corporation in connection with the Series D Preferred Stock shall be given and shall be conclusively deemed to have been given and received five (5) Business Days following deposit thereof in writing, in the United States mail, certified mail, return receipt requested, duly-stamped and addressed to the Corporation, to the attention of its General Counsel, at its principal executive offices (which shall be deemed to be the address most recently provided to the Securities and Exchange Commission [the “SEC”] as its principal executive offices for so long as the Corporation is required to file reports with the SEC).
     14. Definitions. For purposes of this Certificate of Designation, the following defined terms shall have the meanings set forth below:
     (a) “Business Day” shall be and mean a day on which national and state banks are open for regular business in Dallas County, Texas, but shall not include any Saturday,

ATTACHMENT A — PREFERRED STOCK DESIGNATIONS	PAGE A-9

Sunday or national holiday.
     (b) “Corporation” shall be and mean Transcontinental Realty Investors, Inc., a Nevada corporation, and its successors and assigns.
     (c) “Distribution” shall have the meaning ascribed in Paragraph 3 above and be as defined in Section 78.288 of the Nevada Revised Statutes.
     (d) “Dividend Reference Date” and “Dividend Reference Dates” shall have the meaning assigned in Paragraph 3 above.
     (e) “Junior Securities” shall have the meaning ascribed in Paragraph 6 above.
     (f) “Liquidation Value” shall have the meaning ascribed in Paragraph 6 above.
     (g) “NRS” shall have the meaning ascribed in Paragraph 3 above and be the Nevada Revised Statutes.
     (h) “Redemption Price” shall have the meaning ascribed in Paragraph 4 above.
     (i) “Share” shall have the meaning ascribed in Paragraph 3 above and shall be a share of Series D Cumulative Preferred Stock, par value $0.01 per share, with a liquidation value equal to the Liquidation Value.

ATTACHMENT A — PREFERRED STOCK DESIGNATIONS	PAGE A-10